AUTHORIZATION FOR AUTOMATIC DIVIDEND REINVESTMENT PLAN

I authorize Peoples Bancorp Inc. to pay Wells Fargo Bank, N.A. ("Wells Fargo"), for my account all cash dividends payable to me on Peoples Bancorp Inc. common shares registered in my name. I hereby acknowledge that Wells Fargo is the Administrator of the Peoples Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) and that as Plan Administrator, subject to the Terms and Conditions of the Plan set forth in the accompanying prospectus, Wells Fargo is authorized to apply all such cash dividends and Optional Cash Investments received by Wells Fargo to the purchase of full and fractional common shares of Peoples Bancorp Inc. This authorization is given with the understanding that I may terminate it at any time by so notifying Wells Fargo.

Please see the Plan prospectus for investment option details. Check ONE option:

RD ☐	Full - Reinvest the cash dividends on all common shares that I hold.	☐	Optional Cash Investment. Enclosed is a check payable to Shareowner Services/Peoples Bancorp for $______ (must be $100 to $10,000 per calendar month).

RX ☐	Partial - Reinvest the cash dividends on ____ (percent) of the common shares that I hold (must select increments of 10%, remaining dividends will be paid in cash).	☐	Safekeeping. Deposit the enclosed share certificate(s) evidencing ownership of _____ common shares for safekeeping. Please see the Plan prospectus for instructions.

RP ☐	Cash Payments Only - Receive the cash dividends on all common shares.

10 Digit Account Number
___ ___ ___ ___ ___ ___ ___ ___ ___ ___

IMPORTANT - All registered owners must sign

Shareholder Signature

Shareholder Signature

Date ____________________________ 20______
You may also enroll online at shareowneronline.com

AUTOMATIC CASH WITHDRAWAL AND INVESTMENT
BANK ACCOUNT NUMBER _____________________
☐ Checking (enclose voided check)
I authorize Wells Fargo Bank, N.A. to withdraw my Optional Cash Investment payment electronically from my bank account. This authority remains in effect until I cancel. I have enclosed a voided check or deposit slip.

☐ Savings (enclose voided deposit slip)

ABA/Routing Number* __ __ __ __ __ __ __ __ __	Please withdraw $__________ per investment **
(Number always begins with 0, 1, 2, or 3)

Name of Bank __________________________________
Signature Date

Signature Date

*Please contact your bank or financial institution to verify your ABA/Routing number. Electronic withdrawals can only be made from banks or financial institutions operating in the United States. All withdrawals must be made in U.S. funds.

**Please refer to Plan Prospectus/Brochure for timing and limits of Optional Cash Investments.